Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENTA INCORPORATED

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Genta Incorporated (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The Restated Certificate of Incorporation of the Corporation, filed on August 8, 1994, is hereby amended by adding at the end of the second and third paragraphs of Article IV(A) the following new paragraphs:

“Effective as of the close of business on the day that the Certificate of Amendment which contains this provision shall be effective with the Office of the Secretary of State of the State of Delaware (the “Effective Date”), each 50 shares of Common Stock issued and outstanding at such time (“Existing Common Stock”) shall be and hereby are automatically reclassified and changed into one share of Common Stock (“New Common Stock”), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Date (the “Reverse Split”).  Shares of Common Stock that were outstanding prior to the Effective Date, and that are not outstanding after and as a result of the Reverse Split, shall resume the status of authorized but unissued shares of Common Stock.

From and after the Effective Date, the term “New Common Stock” as used in this Article IV shall mean Common Stock as provided in this Restated Certificate of Incorporation.  The par value of the New Common Stock shall be $0.001 per share.”

2.           The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of the Corporation’s Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware.

3.           The Effective Date of the Certificate shall be February 18, 2011.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by Raymond P. Warrell, Jr., M.D., its Chief Executive Officer, this 16th day of February, 2011.

GENTA INCORPORATED

By:	/s/ Raymond P. Warrell, Jr. M.D.
Name:	Raymond P. Warrell, Jr., M.D.
Title:	Chief Executive Officer